Exhibit 99.1
Submission of Matters to a Vote of Security Holders

The annual meeting of Dell’s stockholders was held on December 4, 2007. At that meeting, the following five proposals were submitted to a vote of Dell’s stockholders:

(1)	Proposal 1 (Election of Directors) — A proposal for the election of the persons who will serve as Dell’s directors until next year’s annual meeting.

(2)	Proposal 2 (Ratification of Independent Auditor) — A proposal for the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2008.

(3)	Proposal 3 (Approval of the Amended and Restated 2002 Long-Term Incentive Plan) — A proposal for the approval of the Amended and Restated 2002 Long-Term Incentive Plan.

(4)	Stockholder Proposal 1 (Executive Stock Ownership Guidelines) — A proposal regarding the adoption of a stock ownership requirement for executive officers.

(5)	Stockholder Proposal 2 (Declaration of Dividend) — A proposal regarding the declaration of a dividend.

At the close of business on the record date for the meeting (which was October 26, 2007), there were 2,235,845,755 shares of common stock outstanding and entitled to be voted at the meeting. Holders of 1,992,833,843 shares of common stock (representing a like number of votes) were present at the meeting, either in person or by proxy. The following table sets forth the results of the voting:

Proposal		For	Withheld

1.	Election of Directors:
	Donald J. Carty	1,842,671,507	150,162,337
	Michael S. Dell	1,946,689,752	46,144,091
	William H. Gray, III	1,840,839,584	151,994,260
	Sallie L. Krawcheck	1,953,903,925	38,929,919
	Alan (A.G.) Lafley	1,889,157,561	103,676,283
	Judy C. Lewent	1,893,116,243	99,717,600
	Thomas W. Luce, III	1,716,997,296	275,836,548
	Klaus S. Luft	1,885,666,266	107,167,577
	Alex J. Mandl	1,903,646,695	89,187,149
	Michael A. Miles	1,867,619,136	125,214,708
	Sam Nunn	1,836,509,554	156,324,290

				Broker
	For	Against	Abstain	Non-Votes

2. Ratification of Independent Auditor	1,857,638,826	121,077,627	14,117,387
3. Approval of the Amended and Restated 2002 Long-Term Incentive Plan	1,536,953,916	130,605,368	18,068,291	307,206,268
4. Stockholder Proposal 1 (Executive Stock Ownership Guidelines)	482,602,090	1,186,755,213	16,307,630	307,168,910
5. Stockholder Proposal 2 (Declaration of Dividend)	105,972,999	1,552,367,241	27,324,695	307,168,908

Proposal 1 (Election of Directors), Proposal 2 (Ratification of Independent Auditors) and Proposal 3 (Approval of the Amended and Restated 2002 Long-Term Incentive Plan) each received more than the number of favorable votes required for approval and were therefore duly and validly approved by the stockholders. Stockholder Proposal 1 (Executive Stock Ownership Guidelines) and Stockholder Proposal 2 (Declaration of Dividend) each failed to receive a sufficient number of favorable votes and, therefore, were not approved.